Exhibit 5

Law Offices

JOEL BERNSTEIN, ESQ.

2666 Tigertail Avenue

Suite 104

Miami, FL 33133

March 12, 2008

American Electric Technologies, Inc.

6410 Long Drive

Houston, TX 77087

Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by American Electric Technologies, Inc., a Florida corporation, with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 375,000 shares of your Common Stock (the “Shares”) to be issued pursuant to your 2007 Employee Stock Incentive Plan, Non-Employee Directors’ Deferred Compensation Plan and 2007 Employee Stock Purchase Plan (the “Plans”).

I have acted as your special counsel in connection with the Registration Statement.

I am of the opinion that, when issued in the manner described in the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the use of my name wherever appearing in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ JOEL BERNSTEIN